Exhibit 99.2

For Immediate Release

Contact: Stephen Jacobs, Chief Financial Officer, ALM
         Phone: (212) 545-6248  E-mail: sjacobs@amlaw.com


             AMERICAN LAWYER MEDIA FINALIZES $40MM CREDIT LINE
                 WITH GENERAL ELECTRIC CAPITAL CORPORATION


NEW YORK (May 1, 2002) - American Lawyer Media, Inc. (ALM), the nation's leading legal journalism and information company, today announced that General Electric Capital Corporation (GECC) will provide ALM's operating subsidiary, The New York Law Publishing Company, with a $40 MM revolving credit facility. The credit facility will significantly expand funds available to the company and will replace existing bank facilities.

Proceeds from the credit lines will be used to refinance existing indebtedness, provide working capital for the company and finance capital expenditures. The term of the agreement with GECC is 60 months.

"We are extremely pleased to be entering this new relationship with one of the nation's highest-rated lenders," said Stephen Jacobs, CFO of ALM. "This represents a major increase in credit availability for our company, and we look forward to working closely with GECC over the next five years."

Headquartered in New York City, ALM is a leading integrated media company, focused on the legal industry. ALM currently owns and publishes 24 national and regional legal magazines and newspapers, including The American Lawyer(R) and The National Law Journal(R). ALM's other businesses include book, custom and newsletter publishing, production of legal trade shows and conferences, educational seminars and distribution of content related to the legal industry. ALM also operates the nation's most comprehensive court verdict and settlement reporting system, available online at www.verdictsearch.com. ALM was formed by U.S. Equity Partners, L.P., a private equity fund sponsored by Wasserstein & Co., LP. More information on ALM, its business and services is available on the Web at www.americanlawyermedia.com.